Exhibit 99.1

FLEETWOOD REPORTS PRELIMINARY REVENUES FOR
FOURTH QUARTER AND FISCAL YEAR 2008

- Company updates earnings guidance to small operating loss, net profit for the quarter -

Riverside, Calif., May 1, 2008— Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary sales for its fourth quarter and fiscal year ended April 27, 2008. Revenues for the fourth quarter were approximately $370 million, down 24 percent from $488 million last year. For the full fiscal year, consolidated sales were off 13 percent to $1.67 billion from $1.92 billion last year. These amounts exclude folding trailer division revenues, which now are accounted for as discontinued operations.

RV Group Revenues

The recreational vehicle industry was off significantly during the quarter. February and March motor home shipments were down 21 percent and 27 percent, respectively, from the prior-year period. Shipments of Class A motor homes were particularly affected, with a decrease of 36 percent each month.

“The RV industry was clearly being impacted by economic concerns and the resulting loss of consumer confidence,” said Elden Smith, Fleetwood’s president and chief executive officer. “Despite lower numbers overall, on a relative basis Fleetwood products continue to perform well. According to Statistical Surveys’ most recent retail data for January and February, we are once again the number one motor home manufacturer.

“Sales in our travel trailer division were lower, but appear to have stabilized,” Smith continued. “We have reduced the number of manufacturing plants to five, while for most of the fourth quarter last year we operated nine. As a result of our smaller geographic reach and dealer inventory adjustments, sales were down in the first three fiscal quarters by almost half, but more recently sales trends have begun to fall in line with the overall market. In addition, the reduction in capacity has had the desired effect of reducing costs and improving efficiencies in the remaining plants.”

As a result of certain of the corporate developments and transactions announced on April 29, 2008, revenues for the RV Group now include outside sales from Fleetwood’s Gold Shield facilities and Continental Import business, which were formerly part of the Supply Group. Prior-year revenues have been reclassified to conform.

Housing Group Revenues

“In the fourth quarter, sales through our relatively new modular division, Trendsetter Homes, increased significantly from a very small base,” Smith said. “This increase largely offset the decline in our traditional manufactured housing business, which faced continued weakness in California, Arizona, and Florida, states with a strong component of retirement community business. However, trends are improving in most of the South, especially in Texas. To take advantage of our success in the modular business, we have recently completed a reorganization of the Housing Group to place greater emphasis on Trendsetter Homes, with a particular focus on the military base housing opportunities. Going forward, we intend to allocate more resources to aggressively pursue military contracts on a national scale.”

The Housing Group’s revenues now also include the outside sales of Continental Lumber, a brokerage business that was formerly part of the Supply Group. Prior-year revenues have been reclassified to conform.

Outlook

“The decline in revenues from last year made it difficult to maintain efficiencies in our plants during the quarter, particularly in motor homes,” Smith said. “This was largely offset, however, by the positive effect of cost-cutting measures and lower overall operating expenses. As a result, we expect to see a loss from continuing operations (excluding real estate gains) that approaches a break-even level. And, with approximately $24 million of other operating income from real estate gains, we expect to generate a net profit for the quarter. We believe that net income will be substantial enough that the 8.5 million shares underlying the 5% convertible debentures will be included in the calculation of diluted earnings per share.”

REVENUES

	13 Weeks Ended			52 Weeks Ended
	Apr. 27, 2008	Apr. 29, 2007	% Change	Apr. 27, 2008	Apr. 29, 2007	% Change
Motor homes	$192	$278	(31)%	$922	$962	(4)%
Travel trailers	60	84	(29)	218	391	(44)
Supply	6	9	(33)	24	48	(50)
RV Group	258	371	(30)	1,164	1,401	(17)

Manufactured housing	98	115	(15)	469	516	(9)
Modular housing	13	2	550	32	2	NM
Lumber	1	--	NM	1	--	NM
Housing Group	112	117	(4)	502	518	(3)
Total revenues	$370	$488	(24)%	$1,666	$1,919	(13)%

NM - Not meaningful

ABOUT FLEETWOOD

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing, and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding expectations for the fourth quarter results, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, availability of financing generally, and other factors that can have a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies and to meet the repayment terms of our outstanding convertible debt instruments, including the $100 million 5% convertible senior subordinated debentures, some or all of which the Company may be obligated to repurchase in December 2008; potential dilution associated with future equity financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

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